Exhibit 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2024

Upland Software Inc.
Upland Software UK Limited
Upland Software Australia Pty Ltd
Upland Software India Private Limited
Upland Software Ireland Limited
Upland Software Interfax Ireland Limited
Upland Software Inc. / Logiciels Upland Inc.
Return Fax 2000 Ltd.
Adestra Pty Limited
BlueVenn Group Limited
BlueVenn Group Holdings Limited
BlueDeveloper Limited
BlueVenn Holdings Limited
BlueVenn Limited
Upland AU Ops Pty Ltd
Printsoft Holdings Pty Ltd
Printsoft Development Pty., Ltd.
PrintSoft Products Pty Ltd.
Objectif Lune Asia Pty Ltd
Objectif Lune Malaysia Sdn. Bhd.
Upland Software B.V.
Objectif Lune GmbH